Exhibit 99.1

Flux Power Issues Shareholder Letter and Corporate Update

VISTA, Calif.—January 4, 2023 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, today issued a letter to shareholders from Ron Dutt, CEO of Flux Power.

Dear Fellow Shareholders,

On behalf of the entire team at Flux Power, we hope you had a wonderful Holiday Season and wish you a Happy New Year!

Throughout calendar year 2022, Flux Power continued its record of high growth while executing key initiatives to address supply chain disruption and accelerate our path to cash flow breakeven. The year was highlighted by new purchase orders from installed and new customers, a reduction in backlog, and the addition of new lithium-ion battery packs. We ended 2022 with over 15,000 high performance battery packs in the field for lift trucks and other industrial equipment including airport ground support equipment (GSE), and stationary energy storage for EV charging. These accomplishments, as of last reported September 30, 2022 quarter, resulted in now 17 consecutive quarters of year-over-year revenue growth, record gross margin, and a $26.9 million customer order backlog.

2022 Initiatives Accomplished:

●	New product designs supporting customer requirements, part commonality, and improved serviceability and manufacturability

●	On track with gross margin expansion initiatives that drive to profitability

●	Price increases on new orders

●	Utilized lower cost, more reliable, and secondary suppliers of key components

●	Transition of product lines to new modular platform for battery packs, resulting in margin enhancement, part commonality, and improved serviceability

●	Development of an in-house vibration table and temperature control unit for battery testing, enabling lower cost and expedited UL and UN38.3 testing

●	Production facility improvements to increase throughput and support backlog

●	Customer order backlog decreased from $35.0M to $26.9 million as of September 30, 2022

●	Improved manufacturing capacity and production processes, including progress implementing lean manufacturing, increased throughput and reduced the time to fulfill customer orders

●	Inventory turns during the first fiscal quarter of 2023 increased from 3.4X to 3.6X

●	New customer acquisition with Fortune 100 & 500 companies

●	Current and potential pipeline of customers continues to expand with 2 new Fortune 500 customers during the first fiscal quarter of 2023, and a full product line that caters to large fleets who seek a “relationship” partner to meet ongoing needs.

We learned many lessons from the global supply chain disruptions during the COVID-19 pandemic, which led to a series of strategic supply chain and profitability improvement initiatives. The result of these initiatives included a reduced backlog facilitated by sourcing actions to mitigate part shortages and to increase confidence in future supplier performance. Our strategic initiatives to accelerate backlog conversion to shipments and increase inventory turns are also driving revenue results and gross margins that we believe will lead to profitability.

During the year, our revenue growth reflected global companies seeking to reduce emissions and mitigate the impact of climate change through fleet electrification. An increasing combination of sustainability initiatives, cost savings and government regulations are driving companies to look for solutions that reduce carbon emissions and fulfill their environmental, social and governance goals

To capture the diverse and increasing needs of customers, we introduced several new battery packs in 2022. A new high-capacity S24 (210Ah) battery pack for walkie pallet jacks, which previously was only available in a 105Ah version, is now available in a high-capacity version, delivering 210Ah for extra-long and demanding shifts. Our C48 lithium-ion battery pack for Automated Guided Vehicles (AGV) and Autonomous Mobile Robots (AMR) were introduced in response to their increasing demand due to labor shortages in warehouses and distribution centers. AGVs and AMRs require a robust battery solution for high utilization rates and improved downtime. In response to customer requests for a 36-volt option for our 3-wheel forklifts, we leveraged the customer feedback from our L48 battery to develop a newly designed L36 volt offering to power 3-wheel forklifts. As a company dedicated to leading the adoption of clean, safe, and innovative lithium technology platforms, we will continue to grow our product line and expand our reach into new applications.

We continue to leverage our first mover position in lithium-ion adoption with our growing list of new and diverse Fortune 500 customers. Our commitment, consistent performance and trustworthiness are the foundation for long-term, sustainable relationships with our customers. In fact, our emphasis on building strong partnerships with our existing customers has enhanced our order volume, with nearly 90% of revenue during the third quarter attributed to customers with whom we have had long-term relationships. We expect our installed base customers will continue adopt lithium-ion packs for their fleet needs, reflecting customers patterns of ordering new forklifts. Expanding revenues from these relationships help drive new customers to our technology.

Looking ahead into 2023, we believe 2023 should be a milestone year for Flux Power as we continue our growth trajectory, encouraged by strong purchase orders, improving backlog and continued expansion of margins through improved sourcing and supply chain management, continual process improvement, and pricing. At the same time, we will be advancing our technology, capacity, and customer and partnership relationships to support scaling our business. We thank all our shareholders for your ongoing support as we work diligently to build on the short and long-term value of our company and look forward to seeing some of you at our on-site investor day planned to take place within the coming months.

We wish you all the best for a happy, healthy, safe, prosperous, and successful new year!

Best Regards,

Ron Dutt

CEO, Flux Power

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Such forward-looking statements include impact of COVID-19 on Flux Power’s business, results and financial condition; Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, deferral of shipments, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and Flux Power’s ability to negotiate and enter into a definitive agreement in connection with the Letter of Intent. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

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Contacts

Media & Investor Relations:

info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

FLUX@mzgroup.us

www.mzgroup.us